Term Sheet To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement AI dated June 17, 2008	Term Sheet No. 671AI Registration Statement No. 333-137902 Dated June 2, 2009; Rule 433

Structured Investments	Deutsche Bank $ Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Basket Stocks due June 9, 2011
General
•
The notes are designed for investors who seek a return of three times the appreciation of an equally weighted basket of 15 common stocks (including American Depositary Shares, or ADSs) up to a maximum total return on the notes of 53.10%* at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines, be willing to lose some or all of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing June 9, 2011†.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about June 5, 2009 and are expected to settle on or about June 10, 2009.
Key Terms

Issuer:	Deutsche Bank AG, London Branch
Basket:
The Basket consists of 15 common stocks, including ADSs (each, a “Basket Stock” and collectively, the “Basket Stocks”). The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth under “The Basket” on page 1 of this term sheet.

Upside Leverage Factor:	3
Payment at Maturity:
If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 face amount equal to the Basket Return multiplied by three, subject to the Maximum Total Return on the notes of 53.10%*. For example, if the Basket Return is equal to or greater than 17.70%, you will receive the Maximum Total Return on the notes of 53.10%*, which entitles you to a maximum payment at maturity of $1,531.00 for every $1,000 face amount that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 face amount will be calculated as follows, subject to the Maximum Total Return:
$1,000 + ($1,000 x Basket Return x 3)

* The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 53.10%.

Your investment will be fully exposed to any decline in the Basket. If the Ending Basket Level declines from the Starting Basket Level, you will lose 1% of the face amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level. Accordingly, if the Basket Return is negative, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
You will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level.
Basket Return:	Ending Basket Level – Starting Basket Level
Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date.
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the five Ending Averaging Dates.
Basket Closing Level:
For each of the Ending Averaging Dates, the Basket Closing Level will be calculated as follows:
100 x [1 + the sum of the Stock Returns of each Basket Stock on the relevant Ending Averaging Date x (1/15)]

Stock Return:	With respect to each Basket Stock, on each of the Ending Averaging Dates:
Final Share Price – Initial Share Price
Initial Share Price
Initial Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the pricing date.
Final Share Price:
With respect to each Basket Stock, on each of the Ending Averaging Dates, the closing price of one share of such Basket Stock on such day times the Stock Adjustment Factor for such Basket Stock on such day.

Stock Adjustment Factor:
With respect to each Basket Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Securities — Payment at Maturity” and “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement AI for further information.

Ending Averaging Dates†:	May 31, 2011, June 1, 2011, June 2, 2011, June 3, 2011, June 6, 2011
Maturity Date†:	June 9, 2011
CUSIP:	2515A0 ZX 4
† Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement AI.
Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page 14 of the accompanying product supplement AI and “Selected Risk Considerations” beginning on page 4 of this term sheet.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees and Commissions(2)	Proceeds to Us
Per note	$1,000.00	$15.00	$985.00
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $985.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) Please see “Supplemental Plan of Distribution” in this term sheet for information about fees.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
JPMorgan
Placement Agent
June 2, 2009

Additional Terms Specific to the Notes

You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement AI dated June 17, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AI dated June 17, 2008:
http://sec.gov/Archives/edgar/data/1159508/000119312508135345/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

The Basket

The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth below:

Ticker Symbol (US)	Basket Stock	Exchange	Stock Weighting	Initial Share Price
APA	Apache Corporation	NYSE	1/15
ADM	Archer-Daniels-Midland Company	NYSE	1/15
ABX	Barrick Gold Corporation	NYSE	1/15
CLF	Cliff’s Natural Resources Inc.	NYSE	1/15
VALE	Companhia Vale do Rio Doce (“Vale”)	NYSE	1/15
EP	El Paso Corporation	NYSE	1/15
FCX	Freeport-McMoRan Copper & Gold Inc.	NYSE	1/15
MON	Monsanto Company	NYSE	1/15
NEM	Newmont Mining Corporation	NYSE	1/15
NBL	Noble Energy, Inc.	NYSE	1/15
OXY	Occidental Petroleum Corporation	NYSE	1/15
PBR	Petroleo Brasileiro S.A. (“Petrobras”)	NYSE	1/15
POT	Potash Corporation of Saskatchewan Inc.	NYSE	1/15
SQM	Sociedad Quimica Y Minera De Chile S.A. (“SQM”)	NYSE	1/15
XTO	XTO Energy Inc.	NYSE	1/15

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 face amount to $1,000. The hypothetical total returns set forth below assume a Maximum Total Return on the notes of 53.10%. The actual Maximum Total Return will be determined on the Trade Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	53.10%
165.00	65.00%	53.10%
150.00	50.00%	53.10%
140.00	40.00%	53.10%
130.00	30.00%	53.10%
120.00	20.00%	53.10%
117.70	17.70%	53.10%
110.00	10.00%	30.00%
107.50	7.50%	22.50%
105.00	5.00%	15.00%
102.50	2.50%	7.50%
101.00	1.00%	3.00%
100.00	0.00%	0.00%
95.00	-5.00%	-5.00%
90.00	-10.00%	-10.00%
85.00	-15.00%	-15.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 110. Because the Ending Basket Level of 110 is greater than the Starting Basket Level of 100 and the Basket Return of 10% multiplied by 3 does not exceed the assumed Maximum Total Return of 53.10%, the investor receives a payment at maturity of $1,300.00 per $1,000 face amount, calculated as follows:

$1,000 + [$1,000 x (10.00% x 3)] = $1,300.00

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 130. Because the Ending Basket Level of 130 is greater than the Starting Basket Level of 100 and the Basket Return of 30% multiplied by 3 exceeds the assumed Maximum Total Return of 53.10%, the investor receives a payment at maturity of $1,531.00 per $1,000 face amount, the maximum payment on the notes.

Example 3: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the Basket Return is negative and the investor receives a payment at maturity of $800.00 per $1,000 face amount, calculated as follows:

$1,000 + ($1,000 x -20.00%) = $800.00

Selected Purchase Considerations

•
APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by three, up to the Maximum Total Return on the notes of 53.10%, or $1,531.00 for every $1,000 face amount. The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 53.10%. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 BASKET STOCKS — The return on the notes is linked to the performance of an equally weighted Basket, which consists of 15 Basket Stocks. These Basket Stocks are the common stocks (including ADSs) of Apache Corporation, Archer-Daniels-Midland Company, Barrick Gold Corporation, Cliff’s Natural Resources Inc., Companhia Vale do Rio Doce (which we refer to as “Vale”), El Paso Corporation, Freeport-McMoRan Copper & Gold Inc., Monsanto Company, Newmont Mining Corporation , Noble Energy, Inc., Occidental Petroleum Corporation, Petroleo Brasileiro S.A. (which we refer to as “Petrobras”), Potash Corporation of Saskatchewan Inc., Sociedad Quimica Y Minera De Chile S.A. (which we refer to as “SQM”), and XTO Energy Inc.

•
CERTAIN TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable under current law to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not be required to recognize taxable income prior to the maturity of your notes, other than pursuant to a sale or exchange, and your gain or loss on the notes should be long-term capital gain or loss if you hold the notes for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the timing and/or character of income on the notes might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the notes (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement AI dated June 17, 2008.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 face amount, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the face amount, regardless of the appreciation in the Basket, which may be significant. We refer to this percentage as the Maximum Total Return, which will be set on the pricing date and will not be less than 53.10%.

•
CHANGES IN THE VALUE OF THE BASKET STOCKS MAY OFFSET EACH OTHER — The notes are linked to a weighted Basket consisting of 15 Basket Stocks. Price movements in the Basket Stocks may not correlate with each other. At a time when the value of some of the Basket Stocks increase, the value of other Basket Stocks may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of some of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Stocks.

•
NO OWNERSHIP RIGHTS IN THE BASKET STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Basket Stocks, such as voting rights or dividend payments. In addition, the issuers of the Basket Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Basket Stocks and the notes.

•
THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs OF PETROBRAS, SQM AND VALE, AND THE RIGHTS OF HOLDERS OF THE SHARES OF PETROBRAS, SQM AND VALE — Because the notes are linked, in part, to the performance of an ADS representing two common shares of Petrobras (which we refer to as “Petrobras Underlying Stock”), an ADS representing one Series B ordinary share of SQM (which we refer to as “SQM Underlying Stock”) and an  ADS representing one common share of Vale (which we refer to as “Vale Underlying Stock”, and together with Petrobras Underlying Stock and SQM Underlying Stock, the “Underlying Stocks”), you should be aware that your note is linked, in part, to the price of the ADSs and not the Underlying Stocks. There are important differences between the rights of holders of ADSs and holders of the Underlying Stocks. Each ADS is a security evidenced by American Depositary Receipts that represents the applicable Underlying Stocks. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of Petrobras, SQM, or VALE or, as applicable, the relevant ADS depositary and holders of the applicable ADSs, which may be different from the rights of holders of the applicable Underlying Stocks. For example, Petrobras, SQM or Vale, as applicable, may make distributions in respect of the applicable Underlying Stocks that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the applicable Underlying Stocks may be significant and may materially and adversely affect the value of the notes.

•
NO AFFILIATION WITH THE BASKET STOCK ISSUERS — We are not affiliated with the issuers of the Basket Stocks. We assume no responsibility for the adequacy of the information about the Basket Stock issuers contained in this term sheet. You should make your own investigation into the Basket Stocks and their issuers. We are not responsible for the Basket Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked, in part, to the value of ADSs representing interests in the Petrobras Underlying Stock and the Vale Underlying Stock, which are issued by Brazilian issuers,  and the SQM Underlying Stock, which is issued by a Chilean issuer, involves risks associated with the home countries of Petrobras, SQM and Vale. The notes are linked, in part, to ADSs of Petrobras, SQM and Vale, which are quoted and traded in U.S. dollars on the New York Stock Exchange, which may trade differently from the Petrobras Underlying Stock quoted and traded in Brazilian reais  on the São Paulo Stock Exchange, the SQM Underlying Stock quoted and traded in Chilean pesos on the Chilean Stock Exchange and the Vale Underlying Stock quoted in Brazilian reais and traded on both the São Paulo Stock Exchange and the LATIBEX. Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home countries of Petrobras, SQM and Vale, respectively, including changes in such countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the ADSs of Petrobras, SQM and Vale are quoted and traded in U.S. dollars on the New York Stock Exchange, the Petrobras Underlying Stock is quoted and traded in Brazilian reais on the São Paulo Stock Exchange, the SQM Underlying Stock is quoted and traded in Chilean pesos on the Chilean Stock Exchange, and the Vale Underlying Stock is quoted in Brazilian reais and traded on both the São Paulo Stock Exchange and the LATIBEX, and, fluctuations in the exchange rates between the Brazilian real and the U.S. dollar (with respect to Petrobras and Vale) and between the Chilean peso and the U.S. dollar (with respect to SQM) will likely affect the relative value of the ADSs of Petrobras and the Petrobras Underlying Stock, the relative value of the ADSs of SQM and the SQM Underlying Stock, and the relative value of Vale and the Vale Underlying Stock and, as a result, will likely affect the market price of the ADSs trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the notes and whether the Final Share Price of the applicable ADSs will be greater than, equal to or less than its Initial Share Price. The Brazilan real and the Chilean peso have been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the Brazilian real and the U.S. dollar and in the exchange rate of the Chilean peso and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rates between the Brazilian real and the U.S. dollar and between the Chilean peso and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil, Chile and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil, Chile and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil, Chile, the United States and other jurisdictions important to international trade and finance.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this term sheet is based on the full face amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank Securities Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank Securities Inc. may be willing to buy the notes.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. For example, if Petrobras, SQM or Vale is delisted or no longer admitted to trading on a U.S. securities exchange or if the applicable ADS facility is terminated, the calculation agent will determine whether to select, and if it determines to do so, will select a successor Basket Stock without consideration for the interests of investors. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Basket Stock issuers, including extending loans to, or making equity investments in, such Basket Stock issuer(s) or providing advisory services to such Basket Stock issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Stock issuers and these reports may or may not recommend that investors buy or hold the Basket Stock(s). As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Basket Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS —  An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the notes. The payment at maturity on the notes is subject to our creditworthiness.

•
HEDGING AND TRADING IN THE BASKET STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Stocks or instruments related to one or more of the Basket Stocks. We or our affiliates may also trade in the Basket Stocks or instruments related to either or both of the Basket Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

•
ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for each Basket Stock to reflect certain events affecting such Basket Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Basket Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “Description of Securities — Anti-Dilution Adjustments” in the accompanying product supplement AI for further information.

•
MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Basket Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility in the Basket Stocks;
•	the time to maturity of the notes;
•	the dividend rates paid on the Basket Stocks;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events;
•	the exchange rates and volatility of the exchange rates between the U.S. dollar and the Brazilian real and between the U.S. dollar and the Chilean peso;
•	the occurrence of certain events affecting the issuer(s) of the Basket Stock(s) that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the notes as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the notes, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Basket Stocks

Public Information

All information contained herein with respect to the Basket Stocks and the Basket Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We have not participated in the preparation of, or verified, such publically available information. See “The Underlying Stock or Basket Stock” beginning on page 52 of the accompanying product supplement AI for more information.

Historical Information of the Basket Stocks and the Basket

The graphs contained in this term sheet set forth the historical performance of the Basket Stocks as well as the Basket as a whole based on the daily closing prices (in U.S. dollars) of the Basket Stocks from March 21, 2002 through May 29, 2009. The graph of the historical Basket performance assumes the Basket Closing Level on May 29, 2009 was 100 and the Stock Weightings were as specified under “The Basket” in this term sheet. We obtained the closing prices and other market information in this term sheet from Bloomberg, and have not participated in the preparation of or verified such information. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Basket Stock, the price of such Basket Stock has experienced significant fluctuations. The historical performance of each Basket Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Basket Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Basket Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Basket Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Basket Stock.

Apache Corporation (“Apache”)

According to its publicly available filings with the SEC, Apache is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids.  The common stock of Apache, par value $0.625 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Apache in the accompanying product supplement AI.  Apache’s SEC file number is 001-04300.

Historical Information of the Common Stock of Apache

The following graph sets forth the historical performance of the common stock of Apache based on the daily closing price (in U.S. dollars) of the common stock of Apache from March 21, 2002 through May 29, 2009. The closing price of the common stock of Apache on May 29, 2009 was $84.26.

Archer-Daniels-Midland Company (“Archer-Daniels-Midland”)

According to its publicly available filings with the SEC, Archer-Daniels-Midland is one of the world’s largest processors of oilseeds, corn, wheat, and cocoa and is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour, and other value-added food and feed ingredients.  Archer-Daniels-Midland also has an extensive grain elevator and transportation network to buy, store, clean, and transport agricultural commodities, such as oilseeds, corn, wheat, milo, oats, and barley.  The common stock of Archer-Daniels-Midland, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Archer-Daniels-Midland in the accompanying product supplement AI.  Archer-Daniels-Midland’s SEC file number is 001-00044.

Historical Information of the Common Stock of Archer-Daniels-Midland

The following graph sets forth the historical performance of the common stock of Archer-Daniels-Midland based on the daily closing price (in U.S. dollars) of the common stock of Archer-Daniels-Midland from March 21, 2002 through May 29, 2009. The closing price of the common stock of Archer-Daniels-Midland on May 29, 2009 was $27. 52.

Barrick Gold Corporation (“Barrick Gold”)

According to its publicly available filings with the SEC, Barrick Gold, a Canadian company, is an international gold company with operating mines and development projects in the United States, Canada, South America, Australia and Africa.  The common stock of Barrick Gold, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Barrick Gold in the accompanying product supplement AI.  Barrick Gold’s SEC file number is 001-09059.

Historical Information of the Common Stock of Barrick Gold

The following graph sets forth the historical performance of the common stock of Barrick Gold based on the daily closing price (in U.S. dollars) of the common stock of Barrick Gold from March 21, 2002 through May 29, 2009. The closing price of the common stock of Barrick Gold on May 29, 2009 was $38.08.

Cliff's Natural Resources Inc. (“Cliff's Natural Resources”)

According to its publicly available filings with the SEC, Cliff's Natural Resources is an international mining and natural resources company that is the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia, and a significant producer of metallurgical coal. The common stock of Cliff's Natural Resources, $0.125 par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Cliff's Natural Resources in the accompanying product supplement AI. Cliff's Natural Resources' SEC file number is 001-08944.

Historical Information of the Common Stock of Cliff’s Natural Resources

The following graph sets forth the historical performance of the common stock of Cliff’s Natural Resources based on the daily closing price (in U.S. dollars) of the common stock of Cliff’s Natural Resources from March 21, 2002 through May 29, 2009. The closing price of the common stock of Cliff’s Natural Resources on May 29, 2009 was $27.25.

Companhia Vale do Rio Doce (“Vale”)

According to its publicly available filings with the SEC, Vale is one of the largest metals and mining companies in the world.  Vale produces iron ore, iron ore pellets, nickel, kaolin, manganese ore, ferroalloys, bauxite, alumina, aluminum, copper, coal, cobalt, precious metals, potash and other products.  The ADSs, each representing one common share of Vale, no par value, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of Vale in the accompanying product supplement AI.  Vale’s  SEC file number is 001-15030.

Historical Information of the Common Stock of Vale

The following graph sets forth the historical performance of the ADSs of Vale based on the daily closing price (in U.S. dollars) of the ADSs of Vale from March 21, 2002 through May 29, 2009. The closing price of the ADSs of Vale on May 29, 2009 was $19.15.

El Paso Corporation (“El Paso”)

According to its publicly available filings with the SEC, El Paso is an energy company that primarily operates in the natural gas transmission and exploration and production sectors of the energy industry.   The common stock of El Paso, par value $3.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for  purposes of El Paso in the accompanying product supplement AI.  El Paso’s SEC file number is 001-14365.

Historical Information of the Common Stock of El Paso

The following graph sets forth the historical performance of the common stock of El Paso based on the daily closing price (in U.S. dollars) of the common stock of El Paso from March 21, 2002 through May 29, 2009. The closing price of the common stock of El Paso on May 29, 2009 was $9.75.

Freeport-McMoRan Copper & Gold Inc. (“Freeport-McMoRan”)

According to its publicly available filings with the SEC, Freeport-McMoRan is a copper, gold and molybdenum mining company, with its principal asset located in the Grasberg minerals district of Indonesia, with additional mines in North and South America. The common stock of Freeport-McMoRan, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Freeport-McMoRan in the accompanying product supplement AI.  Freeport-McMoRan’s SEC file number is 001-11307-01.

Historical Information of the Common Stock of Freeport-McMoRan

The following graph sets forth the historical performance of the common stock of Freeport-McMoRan based on the daily closing price (in U.S. dollars) of the common stock of Freeport-McMoRan from March 21, 2002 through May 29, 2009. The closing price of the common stock of Freeport-McMoRan on May 29, 2009 was $54.43.

Monsanto Company (“Monsanto”)

According to its publicly available filings with the SEC, Monsanto is a global provider of agricultural products to farmers, including seeds, biotechnology trait products, and herbicides.  The common stock of Monsanto, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Monsanto in the accompanying product supplement AI.  Monsanto’s SEC file number is 001-16167.

Historical Information of the Common Stock of Monsanto

The following graph sets forth the historical performance of the common stock of Monsanto based on the daily closing price (in U.S. dollars) of the common stock of Monsanto from March 21, 2002 through May 29, 2009. The closing price of the common stock of Monsanto on May 29, 2009 was $82.15.

Newmont Mining Corporation (“Newmont Mining”)

According to publicly available information, Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, Uzbekistan, Bolivia, New Zealand and Mexico. Newmont Mining Corporation is also engaged in the production of copper, principally through its Batu Hijau operation in Indonesia. The common stock of Newmont Mining, $1.60 par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Newmont Mining in the accompanying product supplement AI. Newmont Mining’ SEC file number is 001-31240.

Historical Information of the Common Stock of Newmont Mining

The following graph sets forth the historical performance of the common stock of Newmont Mining based on the daily closing price (in U.S. dollars) of the common stock of Newmont mining from March 21, 2002 through May 29, 2009. The closing price of the common stock of Newmont Mining on May 29, 2009 was $48.87.

Noble Energy, Inc. (“Noble Energy”)

According to its publicly available filings with the SEC, Noble Energy is an energy company engaged in the acquisition, exploration, development, production and marketing of crude oil and natural gas domestically and internationally.  The common stock of Noble Energy, par value $3.33 1/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Noble Energy in the accompanying product supplement AI.  Noble Energy’s SEC file number is 001-07964.

Historical Information of the Common Stock of Noble Energy

The following graph sets forth the historical performance of the common stock of Noble Energy based on the daily closing price (in U.S. dollars) of the common stock of Noble Energy from March 21, 2002 through May 29, 2009. The closing price of the common stock of Noble Energy on May 29, 2009 was $59.48.

Occidental Petroleum Corporation (“Occidental”)

According to its publicly available filings with the SEC, Occidental Petroleum, through its subsidiaries and affiliates, explores for, develops, produces and markets crude oil and natural gas products. Occidental Petroleum also manufactures and markets basic chemicals, vinyls and specialty chemicals. The common stock of Occidental, par value $0.20 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Occidental in the accompanying product supplement AI. Occidental’s SEC file number is 001-09210.

Historical Information of the Common Stock of Occidental

The following graph sets forth the historical performance of the common stock of Occidental based on the daily closing price (in U.S. dollars) of the common stock of Occidental from March 21, 2002 through May 29, 2009. The closing price of the common stock of Occidental on May 29, 2009 was $67.11.

Petroleo Brasileiro SA (“Petrobras”)

According to its publicly available filings with the SEC, Petrobras is an integrated oil and gas company that is the largest coproration in Brazil and one of the largest companies in Latin America in terms of oil and gas production and reserves. Petrobras operates most of Brazil’s producing oil and gas fields and holds a large base of proved reserves and a fully developed infrastruture. The ADSs, each representing two common shares of Petrobras, no par value, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of Petrobras in the accompanying product supplement AI.  Petrobras’s SEC file number is 001-15106.

Historical Information of the Common Stock of Petrobras

The following graph sets forth the historical performance of the ADSs of Petrobras based on the daily closing price (in U.S. dollars) of the ADSs of Petrobras from March 21, 2002 through May 29, 2009. The closing price of the ADSs of Petrobras on May 29, 2009 was $44.03.

Potash Corporation of Saskatchewan Inc. (“Potash”)

According to its publicly available filings with the SEC, Potash, a Canadian company, is the one of the world's largest integrated fertilizer and related industrial and feed products company. The common shares of Potash, no par value, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Potash in the accompanying product supplement AI. Potash’s SEC file number is 001-10351.

Historical Information of the Common Stock of Potash

The following graph sets forth the historical performance of the common stock of Potash based on the daily closing price (in U.S. dollars) of the common stock of Potash from March 21, 2002 through May 29, 2009. The closing price of the common stock of Potash on May 29 2009 was $115.84.

Sociedad Quimica Y Minera De Chile S.A.  (“SQM”)

According to its publicly available filings with the SEC, SQM is the world’s largest integrated producer of potassium nitrate, iodine and lithium carbonate. SQM also produces other specialty plant nutrients (such as potassium sulfate), potassium chloride, iodine and lithium and their derivatives, and certain industrial chemicals, including industrial nitrates, and import and commercialize other commodity fertilizers in Chile. The ADSs, each representing one Series B ordinary share of SQM, no par value, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of SQM in the accompanying product supplement AI. SQM’s SEC file number is 033-65728 and 001-12250.

Historical Information of the Common Stock of SQM

The following graph sets forth the historical performance of the ADSs of SQM based on the daily closing price (in U.S. dollars) of the ADSs of SQM from March 21, 2002 through May 29, 2009. The closing price of the ADSs of SQM on May 29, 2009 was $36.36.

XTO Energy Inc. (“XTO Energy”)

According to its publicly available filings with the SEC, XTO Energy is engaged in the acquisition, development, exploitation and exploration of producing oil and gas properties, and in the production, processing, marketing and transportation of oil and natural gas.  The common stock of XTO Energy, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of XTO Energy in the accompanying product supplement AI.  XTO Energy’s SEC file number is 001-10662

Historical Information of the Common Stock of XTO Energy

The following graph sets forth the historical performance of the common stock of XTO Energy based on the daily closing price (in U.S. dollars) of the common stock of XTO Energy from , 2002 through May 29, 2009. The closing price of the common stock of XTO Energy on May 29, 2009 was $42.77.

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the daily Basket Closing Level from March 21, 2002 through May 29, 2009. The following graph assumes the Basket Closing Level on May 29, 2009 was 100 and the Stock Weightings were as specified under “The Basket” in this term sheet.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $15.00 per $1,000 face amount of notes.